FOR IMMEDIATE RELEASE

February 18, 2016

For more information contact:

Scott Estes (419) 247-2800

Scott Brinker (419) 247-2800

Welltower Reports 10% Increase in Fourth Quarter

Normalized FFO to a Record $1.13 Per Diluted Share

Annual Earnings Growth of 6% to $4.38 Normalized FFO Per Diluted Share

$3.6 Billion in 2015 Net Investments, Including $1.2 Billion of Dispositions

Fourth Quarter Same Store NOI Growth of 3.2%, Led by 3.3% Growth in Seniors Housing Operating

Partnered With CPPIB for its Inaugural Investment in U.S. Seniors Housing

Toledo, Ohio, February 18, 2016…..Welltower Inc. (NYSE:HCN) today announced operating results for the quarter ended December 31, 2015.

“Calendar 2015 was a validation of the strength of our platform,” said Tom DeRosa, CEO of Welltower. “Our high-quality portfolio delivered consistent operating results across all segments.  Our average same-store cash NOI growth of 3.1% drove FFO per share growth of 6.3%, while maintaining a conservative leverage level that we achieved using an opportunistic and deliberate counter cyclical balance sheet strategy.  We completed $4.8 billion of new investments, originating 77% of them through existing relationships.  Our operator partners remain a differentiated source of value in an otherwise highly competitive marketplace.  Equally important, we disposed of $1.2 billion of non-strategic assets, as we proactively recycle capital to best position our portfolio in an evolving health care industry. We expect to continue our capital recycling in 2016 with another $1 billion of dispositions which should help increase private pay mix, lower leverage and allow us to operate under a self-funded business model in current equity market conditions. As we enter 2016, our balance sheet and capital partners provide maximum financial flexibility to be both disciplined and opportunistic in pursuing our mission of transforming health care infrastructure and creating long-term value for our shareholders.”

Earnings Results  For the quarter, we generated normalized FFO and FAD per share of $1.13 and $0.99, respectively, representing 10% and 9% increases from the fourth quarter of 2014.  Fourth quarter results were positively impacted by full year average total same store cash NOI growth of 3.1%, net investments of $3.6 billion and average net debt to undepreciated book capitalization ratio of 38.3%.

Dividend Growth  As previously announced, the Board of Directors declared a cash dividend for the quarter ended December 31, 2015 of $0.86 per share, as compared to $0.825 per share for the same period in 2014, which represents a 4.2% increase.  On February 22, 2016, we will pay our 179th consecutive quarterly cash dividend.  The declaration and payment of quarterly dividends remains subject to review by and approval of the Board of Directors.

Capital Activity   On December 31, 2015, we had $361 million of cash and cash equivalents and $1.7 billion of available borrowing capacity under our primary unsecured credit facility.  During the fourth quarter, we issued approximately 1.1 million shares of common stock at an average price of $60.83 per share to generate approximately $66.2 million in proceeds under our dividend reinvestment program and approximately 0.7 million shares of common stock at an average price of $69.23 per share to generate approximately $47.5 million in proceeds under our equity shelf program. In October 2015, we completed a public offering of $500 million in a re-opening of our 4.0% senior unsecured notes due June 1, 2025. The notes were priced at 97.75% of their face amount to yield 4.287%.  In November 2015, we completed a private placement of CAD$300 million of 3.35% senior unsecured notes due November 25, 2020. The notes were priced at 97.74% of their face amount to yield 3.407%.

Outlook for 2016  We are introducing our 2016 earnings guidance and expect to report net income attributable to common stockholders in a range of $2.04 to $2.14 per diluted share; FFO in a range of $4.50 to $4.60 per diluted share, representing a 3%-5% increase; and FAD in a range of $3.95 to $4.05 per diluted share, representing a 3%-5% increase.  In preparing our guidance, we made the following assumptions:

4Q15 Earnings Release                                                                                                                                                               February 18, 2016

•         Same Store Cash NOI: We expect blended SSCNOI growth of approximately 2.5%-3.0% in 2016 which is comprised of the following components:

§  Seniors housing operating approximately 2.0%-3.0%

§  Seniors housing triple-net approximately 2.5%-3.0%

§  Long-term/post-acute care approximately 3.0%

§  Outpatient medical approximately 2.0%-2.5%

•         Acquisitions: 2016 earnings guidance only includes acquisitions that have been previously announced. In August 2014, we entered into a partnership with Mainstreet Property Group to acquire state-of-the-art NextGen® communities at a 7.5% initial cash yield.  We anticipate completing approximately $163 million of acquisitions associated with the Mainstreet partnership in 2016.

•         Development: We anticipate funding additional development of $406 million in 2016 relating to projects underway on December 31, 2015.  We expect development conversions of approximately $419 million in 2016. These investments are currently expected to generate yields of approximately 8.2%.

•         Dispositions: We anticipate approximately $1 billion of dispositions in 2016. This includes $178 million of properties held for sale proceeds at a blended yield of 7.2% with the remainder representing loan payoffs and other potential property sales.

•         Cap-ex, Tenant Improvements, Lease Commissions:  We estimate cap-ex, tenant improvements and lease commissions of approximately $83 million in 2016, comprised of $55 million in our seniors housing operating portfolio and $28 million in our outpatient medical portfolio.

•         G&A Expenses: We anticipate annual general and administrative expenses of approximately $160-$165 million in 2016.

Our guidance does not include any additional investments, dispositions or capital transactions beyond what we have announced, nor any transaction costs, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items.  Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to FFO and FAD.  We will provide additional detail regarding our 2016 outlook and assumptions on the fourth quarter 2015 conference call.

Investment Activity  We completed $1.5 billion of pro rata gross investments for the quarter including $1.2 billion in acquisitions/JVs, $95 million in development funding and $163 million in loans.  Approximately 76% of these investments were completed with existing relationships. The $1.2 billion acquisitions/JVs have a blended yield of 6.5% and were comprised of 11 different transactions. The $95 million in development funding is expected to yield 7.6% upon completion and the $163 million of loans were made at a blended rate of 9.1%. In addition to the new investment activity during the quarter, we placed into service one development property project totaling $19 million at a yield of 9.0%. The investments are consistent with our strategy of investing in modern, high quality properties in major metropolitan markets with favorable supply/demand.

Notable Investments with Existing Operating Partners

Revera As previously announced, we expanded our relationship with Revera by acquiring Regal Lifestyle Communities Inc. (TSX:RLC) through our existing 75/25 joint venture with Revera for a total purchase price of approximately CAD$764 million. The cap rate is 6.1%, with downside protection to Welltower through the first five years including a minimum 4.0% annual growth in NOI through a preferred return structure. The portfolio includes 23 high quality private pay seniors housing properties with over 3,600 units. Approximately 83% of the portfolio’s NOI is derived from Toronto, Montreal, Ottawa and Vancouver. The acquisition adds to our sizable existing footprint in these desirable metro markets.  In addition, we acquired three private pay seniors housing properties with a total of 458 units located in Alberta, Canada through our existing 75/25 joint venture with Revera. The purchase price based on a 100% ownership interest was CAD$115 million, which represents a going in cap rate in the low 6’s and a stabilized cap rate in the low 8’s. Revera will manage all 26 properties under an incentive-based management contract. Since closing our initial $1 billion investment in 2013, we have completed $945 million of follow-on pro-rata investments with Revera.

Johns Hopkins Health System We acquired two adjacent outpatient medical buildings in Columbia, Maryland anchored by Johns Hopkins for $36 million. The purchase price represents a cap rate in the mid 6’s. The properties total 155,000 square feet and are 94% leased. We now own three outpatient medical properties with more than 211,000 square feet that are affiliated with Johns Hopkins, a Aa3 rated health system.

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Chelsea Senior Living  We expanded our relationship with Chelsea by acquiring a 117 unit private pay seniors housing property in Monroe Township, New Jersey (New York City MSA) for $31 million. The property was added to the Chelsea master lease, which has a corporate guarantee and expires in 2025. The initial lease yield is 6.5% with 25 basis point annual escalators. The property is expected to provide payment coverage after management fee of 1.2x. Since closing our initial $308 million acquisition/leaseback in 2011, we have completed $35 million of follow-on pro rata investments with Chelsea.

Ensign/Mainstreet We expanded our relationship with Mainstreet by acquiring a 100-bed post-acute property in the Kansas City MSA for $21 million. The property was acquired from Mainstreet pursuant to the 17-property pipeline announced in August 2014. The property is leased to Ensign Group (NYSE:ENSG) under a 15-year lease with a corporate guarantee. The initial lease yield is 7.5% with annual CPI-based escalators subject to a floor of 0% and a ceiling of 3%. The property was developed by Mainstreet and is a NextGen® building prototype.

Avery Healthcare We expanded our relationship with Avery by acquiring a partially developed, 79-unit private pay seniors housing property in the London MSA from Four Seasons. We will provide up to an additional £9 million to complete the development. The property is located one mile from our Wimbledon Parkside outpatient hospital and cancer center, building on our local market private pay continuum of care. The property is expected to open in 3Q16 and will be added to the existing Avery master lease, which has a corporate guarantee and expires in 2033. The initial lease yield is 8.0% and will escalate annually by 3.0%. Since closing our initial $204 million acquisition/leaseback in 2013, we have completed $548 million of follow-on pro rata investments with Avery.

Notable Investments with New Operating Partners

Discovery Senior Living We partnered with Discovery Senior Living and the Canada Pension Plan Investment Board (CPPIB) to acquire six private pay independent living properties in Florida with 1,930 units. The aggregate purchase price based on a 100% ownership interest was $569 million, which represents a projected year one cap rate in the mid to high 6's. CPPIB is an investment management organization that invests assets of the Canada Pension Plan on behalf of 19 million contributors and beneficiaries. CPPIB chose Welltower as its partner on its first investment into seniors housing in the United States. The joint venture underscores our leadership position in the sector and enables us to profitably leverage our platform. The Welltower/CPPIB joint venture owns 97.5% of the partnership (valued at $555 million) and is split 55% (Welltower)/45% (CPPIB). Discovery owns the remaining 2.5% interest and is a leading regionally focused developer and operator of high quality seniors housing properties. Discovery developed the properties and will manage the day-to-day operations at the properties under an incentive-based management contract.

Chicago Pacific Founders We partnered with Chicago Pacific Founders (CPF) to acquire a portfolio of 18 seniors housing properties in Kansas with 647 units.  The aggregate purchase price based on a 100% ownership interest was $67 million. The real estate was acquired by a joint venture owned 80% by Welltower and 20% by CPF. The initial lease rate is 7.5% with fixed annual rent escalators that will result in 3.7% compounded annual growth over the ten year lease term. The properties are projected to have payment coverage after management fee in excess of 1.2x. CPF is led by John Rijos, the former COO of Brookdale and Chairman of the American Seniors Housing Association.  John has a long-time and successful relationship with Welltower.

Notable Dispositions

Bellevue Medical Center We sold our real estate investment in Bellevue Medical Center, a general acute care hospital with 91 beds, for $130 million. We realized a gain of $24.5 million and an unlevered IRR of 11%. This sale marks our strategic exit from owning inpatient hospitals in the U.S.

Conference Call Information  We have scheduled a conference call on Thursday, February 18, 2016 at 10:00 a.m. Eastern Time to discuss our fourth quarter 2015 results, industry trends, portfolio performance and outlook for 2016. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international).  For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through March 3, 2016. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international).  The conference ID number is 19418127. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software.  Replays will be available for 90 days.

Supplemental Reporting Measures  We believe that net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement. However, we

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consider funds from operations (FFO) and funds available for distribution (FAD) to be useful supplemental measures of our operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests.   Normalized FFO represents FFO adjusted for certain items detailed in Exhibit 1.  FAD represents FFO excluding net straight-line rental adjustments, amortization related to above/below market leases and amortization of non-cash interest expenses and less cash used to fund capital expenditures, tenant improvements and lease commissions.  Normalized FAD represents FAD adjusted for certain items detailed in Exhibit 1. We believe that normalized FFO and normalized FAD are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.  Our supplemental reporting measures and similarly entitled financial measures are widely used by investors and equity analysts in the valuation, comparison and investment recommendations of companies.  Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions.  Additionally, they are utilized by the Board of Directors to evaluate management.  The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity.  Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.  Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended December 31, 2015, which is available on the company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.

About Welltower  Welltower Inc. (NYSE:HCN), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience.  Welltower™, a real estate investment trust (“REIT”), owns more than 1,400 properties in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com.  We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information.  We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”.  Accordingly, investors should monitor such portion of the company’s website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission.  The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.

Forward-Looking Statements and Risk Factors  This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our expected occupancy rates; our ability to declare and to make distributions to shareholders; our investment and financing opportunities and plans; our continued qualification as a REIT; our ability to access capital markets or other sources of funds; and our ability to meet our earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants,

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including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting our properties; our ability to re-lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and foreign currency exchange rates; our ability to maintain our qualification as a REIT; key management personnel recruitment and retention; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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Welltower Inc.

Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31,
	2015	2014
Assets
Real estate investments:
Land and land improvements	$2,563,445	$2,046,541
Buildings and improvements	25,522,542	21,799,313
Acquired lease intangibles	1,350,585	1,135,936
Real property held for sale, net of accumulated depreciation	169,950	323,818
Construction in progress	258,968	186,327
	29,865,490	25,491,935
Less accumulated depreciation and intangible amortization	(3,796,297)	(3,020,908)
Net real property owned	26,069,193	22,471,027
Real estate loans receivable	819,492	380,169
Net real estate investments	26,888,685	22,851,196
Other assets:
Investments in unconsolidated entities	542,281	744,151
Goodwill	68,321	68,321
Cash and cash equivalents	360,908	473,726
Restricted cash	61,782	79,697
Straight-line rent receivable	395,562	279,806
Receivables and other assets	706,306	466,026
	2,135,160	2,111,727
Total assets	$29,023,845	$24,962,923

Liabilities and equity
Liabilities:
Borrowings under primary unsecured credit facility	$835,000	$-
Senior unsecured notes	8,548,055	7,729,405
Secured debt	3,509,142	2,963,186
Capital lease obligations	75,489	84,049
Accrued expenses and other liabilities	697,191	626,825
Total liabilities	13,664,877	11,403,465
Redeemable noncontrolling interests	183,083	86,409
Equity:
Preferred stock	1,006,250	1,006,250
Common stock	354,811	328,835
Capital in excess of par value	16,478,300	14,740,712
Treasury stock	(44,372)	(35,241)
Cumulative net income	3,725,772	2,842,022
Cumulative dividends	(6,846,056)	(5,635,923)
Accumulated other comprehensive income	(88,243)	(77,009)
Other equity	4,098	5,507
Total Welltower Inc. stockholders’ equity	14,590,560	13,175,153
Noncontrolling interests	585,325	297,896
Total equity	15,175,885	13,473,049
Total liabilities and equity	$29,023,845	$24,962,923

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Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2015	2014	2015	2014
	Revenues:
	Rental income	$413,446	$367,316	$1,598,948	$1,405,767
	Resident fees and service	584,713	485,921	2,158,031	1,892,237
	Interest income	24,191	10,796	84,141	37,667
	Other income	7,134	3,736	18,706	7,875
	Gross revenues	1,029,484	867,769	3,859,826	3,343,546

	Expenses:
	Interest expense	131,097	120,707	492,169	481,039
	Property operating expenses	438,738	363,016	1,622,257	1,403,358
	Depreciation and amortization	222,809	195,393	826,240	844,130
	General and administrative expenses	36,854	27,616	147,416	142,943
	Transaction costs	40,547	47,991	110,926	69,538
	Loss (gain) on derivatives, net	-	(1,895)	(58,427)	(1,495)
	Loss (gain) on extinguishment of debt, net	(195)	6,484	34,677	9,558
	Impairment of assets	-	-	2,220	-
	Other expenses	35,648	-	46,231	10,262
	Total expenses	905,498	759,312	3,223,709	2,959,333

	Income (loss) from continuing operations before income taxes
	and income from unconsolidated entities	123,986	108,457	636,117	384,213
	Income tax (expense) benefit	(2,682)	(5,101)	(6,451)	1,267
	Income (loss) from unconsolidated entities	(3,273)	(7,721)	(21,504)	(27,426)
	Income (loss) from continuing operations	118,031	95,635	608,162	358,054
	Discontinued operations, net	-	-	-	7,135
	Gain (loss) on real estate dispositions, net	31,385	110,839	280,387	147,111
	Net income (loss)	149,416	206,474	888,549	512,300
Less:	Preferred dividends	16,352	16,352	65,406	65,408
	Net income (loss) attributable to noncontrolling interests	133	1,486	4,799	147
	Net income (loss) attributable to common stockholders	$132,931	$188,636	$818,344	$446,745

	Average number of common shares outstanding:
	Basic	353,604	327,492	348,240	306,272
	Diluted	354,972	329,130	349,424	307,747

	Net income (loss) attributable to common stockholders per share:
	Basic	$0.38	$0.58	$2.35	$1.46
	Diluted	$0.37	$0.57	$2.34	$1.45

	Common dividends per share	$0.825	$0.795	$3.30	$3.18

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Normalizing Items				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Transaction costs	$40,547 (1)	$47,991	$110,926	$69,538
Loss (gain) on derivatives, net	-	(1,895)	(58,427)	(1,495)
Loss (gain) on extinguishment of debt, net	(195)(2)	6,484	34,677	9,558
CEO transition costs	-	-	-	19,688
Nonrecurring income tax benefits	-	-	(5,430)	(17,426)
Other expenses	35,648 (3)	-	46,926	10,262
Additional other income	(3,669)(4)	-	(5,813)	-
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	(2,485)(5)	566	(312)	5,661
Total	$69,846	$53,146	$122,547	$95,786

Average diluted common shares outstanding	354,972	329,130	349,424	307,747
Net amount per diluted share	$0.20	$0.16	$0.35	$0.31

Notes:	(1) Primarily costs incurred with seniors housing transactions.
	(2) Primarily related to secured debt extinguishments.
	(3) Represents write-down of Genesis Healthcare stock investment which nets against $58,427,000 derivative gain recorded in 1Q15.
	(4) Represents gain on acquisition of a controlling interest in unconsolidated properties.
	(5) Primarily related to transaction costs incurred with seniors housing investments.

Funds Available for Distribution Reconciliation				Exhibit 2
(in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income (loss) attributable to common stockholders	$132,931	$188,636	$818,344	$446,745
Depreciation and amortization	222,809	195,393	826,240	844,130
Losses/impairments (gains) on properties, net	(31,385)	(110,839)	(278,167)	(153,522)
Noncontrolling interests(1)	(8,974)	(6,936)	(36,275)	(32,978)
Unconsolidated entities(2)	14,823	18,420	74,336	68,718
Gross straight-line rental income	(31,002)	(24,439)	(122,893)	(88,073)
Amortization related to above (below) market leases, net	1,155	236	4,018	739
Non-cash interest expense	2,878	(100)	2,586	2,427
Cap-ex, tenant improvements, lease commissions	(19,993)	(15,178)	(64,458)	(59,134)
Funds available for distribution	283,242	245,193	1,223,731	1,029,052
Normalizing items, net(3)	69,846	53,146	122,547	95,786
Funds available for distribution - normalized	$353,088	$298,339	$1,346,278	$1,124,838

Average diluted common shares outstanding	354,972	329,130	349,424	307,747

Per share data:
Net income (loss) attributable to common stockholders	$0.37	$0.57	$2.34	$1.45
Funds available for distribution	$0.80	$0.74	$3.50	$3.34
Funds available for distribution - normalized	$0.99	$0.91	$3.85	$3.66

Normalized FAD Payout Ratio:
Dividends per common share	$0.825	$0.795	$3.30	$3.18
FAD per diluted share - normalized	$0.99	$0.91	$3.85	$3.66
Normalized FAD payout ratio	83%	87%	86%	87%

Notes:	(1) Represents noncontrolling interests' share of net FAD adjustments.
	(2) Represents Welltower's share of net FAD adjustments from unconsolidated entities.
	(3) See Exhibit 1.

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Funds From Operations Reconciliation				Exhibit 3
(in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income (loss) attributable to common stockholders	$132,931	$188,636	$818,344	$446,745
Depreciation and amortization	222,809	195,393	826,240	844,130
Losses/impairments (gains) on properties, net	(31,385)	(110,839)	(278,167)	(153,522)
Noncontrolling interests(1)	(9,908)	(8,234)	(39,271)	(37,852)
Unconsolidated entities(2)	18,062	19,560	82,494	74,580
Funds from operations - NAREIT	332,509	284,516	1,409,640	1,174,081
Normalizing items, net(3)	69,846	53,146	122,547	95,786
Funds from operations - normalized	$402,355	$337,662	$1,532,187	$1,269,867

Average diluted common shares outstanding	354,972	329,130	349,424	307,747

Per share data:
Net income (loss) attributable to common stockholders	$0.37	$0.57	$2.34	$1.45
Funds from operations - NAREIT	$0.94	$0.86	$4.03	$3.82
Funds from operations - normalized	$1.13	$1.03	$4.38	$4.13

Normalized FFO Payout Ratio:
Dividends per common share	$0.825	$0.795	$3.30	$3.18
FFO per diluted share - normalized	$1.13	$1.03	$4.38	$4.13
Normalized FFO payout ratio	73%	77%	75%	77%

Notes:	(1) Represents noncontrolling interests' share of net FFO adjustments.
	(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 1.

Outlook Reconciliations: Year Ended December 31, 2016	Exhibit 4
(dollars per fully diluted share)
	Current Outlook
	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$2.04	$2.14
Losses/impairments (gains) on sales, net(1,2)	(0.05)	(0.05)
Depreciation and amortization(1)	2.51	2.51
Funds from operations - NAREIT	$4.50	$4.60

FAD Reconciliation:
Net income attributable to common stockholders	$2.04	$2.14
Losses/impairments (gains) on sales, net(1,2)	(0.05)	(0.05)
Depreciation and amortization(1)	2.51	2.51
FAD-only adjustments(1,3)	(0.55)	(0.55)
Funds available for distribution	$3.95	$4.05

Notes:	(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
	(2) Includes estimated gains on expected dispositions.
	(3) Includes straight-line rent, above/below amortization, non-cash interest and cap-ex, tenant improvements and lease commissions.